As Filed with the Securities and Exchange Commission on August 20, 1997
                                                     Registration No. 333-30113

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                             VALLEY RESOURCES, INC.
             (Exact name of Registrant as specified in its charter)
               RHODE ISLAND                             05-0384723
           (State of incorporation)                    (I.R.S. Employer
                                                       Identification No.)
        1595 MENDON ROAD, CUMBERLAND, RHODE ISLAND 02864, (401) 334-1188 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                  --------------------------------------------

                                 ALFRED P. DEGEN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             VALLEY RESOURCES, INC.
                                1595 MENDON ROAD
                         CUMBERLAND, RHODE ISLAND 02864
                                 (401) 334-1188
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPIES TO:
  CHRISTINE M. MARX, ESQ.                      JOHN L. GILLIS, JR., ESQ.
    EDWARDS & ANGELL                      ARMSTRONG, TEASDALE, SCHLAFLY & DAVIS
 150 JOHN F. KENNEDY PARKWAY                    ONE METROPOLITAN SQUARE
SHORT HILLS, NEW JERSEY  07078                ST. LOUIS, MISSOURI  63102
     (201) 376-7700                                 (314) 621-5070
                            -----------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                            -----------------------



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS




ITEM 16.  EXHIBITS.

Number                      Description

 10     Loan Agreement  between Valley  Resources,  Inc. and Fleet National Bank dated June 30, 1997 (Exhibit 10 to the Corporation's Quarterly Report on Form 10-Q for the quarter ended May 31, 1997 is hereby incorporated by reference.)

                                   SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-2 and had duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cumberland, State of Rhode Island, on the 20th of August, 1997.

                                        VALLEY RESOURCES, INC.

                                        By: s/Alfred P. Degen
                                        --------------------------------------
                                            Alfred P. Degen
                                            President & Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on August 20, 1997.

        Signature                  Title
        ---------                  -----


s/Alfred P. Degen
----------------------------------
(Alfred P. Degen)                  President, Chief Executive Officer & Director

s/K. W. Hogan
----------------------------------
(K. W. Hogan)                      Senior Vice President, Chief Financial
                                      Officer & Secretary

             *
----------------------------------
(Ernest N. Agresti)                Director

             *
----------------------------------
(Melvin G. Alperin)                Director

             *
----------------------------------
(C. Hamilton Davison)              Director

             *
----------------------------------
(Don A. DeAngelis)                 Director


----------------------------------
(James M. Dillon)                  Director

             *
----------------------------------
(Jonathan K. Farnum)               Director

             *
----------------------------------
(John F. Guthrie)                  Director

             *
----------------------------------
(Eleanor M. McMahon)               Director


*By s/Alfred P. Degen
    ------------------------------
    (Alfred P. Degen,  Attorney-in-Fact)

                                      II-2